AMENDMENT 2 to the ASSET PURCHASE AGREEMENT Dated May 29, 2020

WHEREAS, Somahlution and Marizyme both wish to amend their Asset Purchase Agreement by replacing Sections 3(e ) and 9(a and b) in their entirety with new Sections 3(e ) and 9(a and b) below.

Somahlutions and Marizyme mutually agree to replacing Sections 3(e ) and 9(a and b) in their entirety with new Sections 3(e ) and 9(a and b) as per the following:

3e. Fundraising. With the assistance of Seller, Buyer shall have secured $5 Million in funding closing concurrently with the Closing under this Agreement

9. Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by either Party if the transactions contemplated by this Agreement are not consummated by July 30, 2020, which date shall be automatically extended if short term funding is arranged for up to an additional 30 days if and as required (the “Drop-Dead Date”) and further by mutual agreement;

Marizyme and Somahlutions agree to continue their efforts to raise additional funds after the closing.

Marizyme also agrees to cover the outstanding PI fees after funds are raised.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date written below.

SOMAHLUTION LLC		Marizyme, Inc.
(“Somahlution”)		(“Marizyme”)

By:	/s/ Satish Chandran	By:	/s/ Nicholas DeVito
Title:	CEO	Title:	CEO
Date:	March 31, 2020	Date:	March 31, 2020

Amendment 1 – Asset Purchase Agreement – Marizyme and Somahlutions